Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SBA COMMUNICATIONS REIT CORPORATION

SBA Communications REIT Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that:

1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on September 21, 2016.

2. The Amended and Restated Articles of Incorporation set forth herein have been duly adopted by unanimous written consent of the Board of Directors, dated October 3, 2016, and by written consent of the sole shareholder of the Corporation, dated October 3, 2016, in accordance with Sections 607.1003, 607.1006 and 607.1007 of the Act and the number of votes cast was sufficient for approval.

3. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety as follows:

ARTICLE I.

Name, Principal Place of Business and

Registered Agent and Office

The name of the Corporation is SBA Communications REIT Corporation. The principal place of business of this Corporation shall be 8051 Congress Avenue, Boca Raton, Florida 33487. The mailing address of this Corporation shall be 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Legal Department.

The street address of the registered office of this Corporation is 11380 Prosperity Farms Road, #221E, Palm Beach Gardens, Florida 33410. The name of the registered agent of this Corporation at such address is Corporate Creations Network Inc.

ARTICLE II.

Purpose and Powers

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business (including, without limitation or obligation, qualifying for taxation under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended from time to time, or any successor law, as a “real estate investment trust”) for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Act.

ARTICLE III.

Capital Stock

A.	AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred and Thirty Million (430,000,000) shares, of which Thirty Million (30,000,000) shares shall be

Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”) and Four Hundred Million (400,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share (“Class A Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Class A Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.

B.	PROVISIONS RELATING TO CLASS A COMMON STOCK

3.1 Relative Rights. The Class A Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock.

3.2 Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation. On all matters upon which shareholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation.

3.3 Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Class A Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Class A Common Stock, then the holders of record of the Class A Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon. Dividends declared on Class A Common Stock shall be payable in Class A Common Stock.

3.4 Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

C.	PREFERRED STOCK

3.5 Issuance, Designations, Powers, etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the Act and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

3.6 Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

ARTICLE IV.

Restrictions on Transfer and Ownership of Shares of Stock

4.1 Definitions. For the purpose of this Article IV, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Class A Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 4.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean (i) any Person that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit; provided, however, that, notwithstanding the foregoing, no individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Stock Ownership Limit will be an Excepted Holder pursuant to this clause (i), and (ii) any other Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 4.2(g).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean (i) with respect to any Excepted Holder who is an Excepted Holder by virtue of clause (i) of the definition of Excepted Holder above, a percentage equal to the percentage of the outstanding shares of Common Stock Beneficially Owned and/or Constructively Owned, as applicable, by such Excepted Holder as of the Initial Date, which percentage will be subject to adjustment pursuant to Section 4.2(h), and (ii) with respect to any other Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 4.2(g), the percentage limit established for such Excepted Holder by the Board of Directors pursuant to Section 4.2(g), which percentage will be subject to adjustment pursuant to Section 4.2(h).

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Initial Date. The term “Initial Date” shall mean the effective time of the merger of SBA Communications Corporation with and into the Corporation pursuant to that Agreement and Plan of Merger dated as of November 10, 2016 by and between SBA Communications Corporation and the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Capital Stock is not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other change in circumstances other than a purported Transfer, including, without limitation, any redemption of any shares of Capital Stock.

NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market LLC.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) or Rule 13d-5(b) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or Non-Transfer Event), any Person who, but for the provisions of Section 4.2(a), would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of 4.2(a)(i) and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Article VI A. that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean not more than 9.8 percent (i) in value of the aggregate of the outstanding shares of Capital Stock, or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of Class A Common Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, subject to the Board of Directors’ power under Section 4.2(h) hereof to increase or decrease such percentage.

Transfer. The term “Transfer” shall mean any issuance, sale, distribution, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership, or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

TRS. The term “TRS” means a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) of the Corporation.

Trust. The term “Trust” shall mean a trust for the benefit of a Charitable Beneficiary, as described in Section 4.2(a)(ii)(1) and Section 4.3.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee.

4.2 Capital Stock.

(a) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i) Basic Restrictions.

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant (other than a TRS) that is described in Section 856(d)(2)(B) of the Code. For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation.

(4) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(5) No Person shall Beneficially Own shares of Capital Stock to the extent such Beneficial Ownership of Capital Stock would result in the Corporation being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

(6) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. The number and value of the outstanding shares of Capital Stock (or any class or series thereof) held by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock (or any class or series thereof) by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code), shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person or individual, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(ii) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs on or after the Initial Date which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i):

(1) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 4.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event (which effective date will in no event be earlier than the Initial Date), and such Person shall acquire no rights in such shares of Capital Stock; or

(2) if the transfer to the Trust described in clause (1) of Section 4.2(a)(ii) above would not be effective for any reason to prevent the violation of clauses (1), (2), (3), (4) or (5) of Section 4.2(a)(i), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate clauses (1), (2), (3), (4), or (5) of Section 4.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 4.2(a)(ii) and Section 4.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 4.2(a)(ii)), and to the extent not inconsistent therewith, on a pro rata basis.

(4) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 4.2(a)(ii), a violation of Section 4.2(a)(i) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 persons), the shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Section 4.2(a)(i).

(b) Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 4.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 4.2(a)(i) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 4.2(a)(i) (or Non-Transfer Event that results in a violation of Section 4.2(a)(i)) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 4.2(a)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 4.2(a)(ii) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(d) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(i) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock held by such owner and other shares of the Capital Stock Beneficially Owned or Constructively Owned by such owner and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(ii) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

(e) Remedies Not Limited. Subject to Article VI A., nothing contained in this Section 4.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s qualification as a REIT.

(f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.2, Section 4.3 or any definition contained in Section 4.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 4.2 or Section 4.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 4.2 or Section 4.3 requires an action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 4.1, 4.2 or 4.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.2(a)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 4.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person. In addition, any approvals, determinations or other actions which may be taken by the Board of Directors pursuant to Section 4.1, 4.2 or 4.3, may, to the extent permissible under the Act and applicable law, be delegated by the Board of Directors to any duly authorized committee of the Board of Directors or other designee of the Board of Directors.

(g) Exceptions.

(i) Subject to Section 4.2(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit, and may establish or increase (prospectively or retroactively) an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, warranties and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit will not cause the Corporation to lose its status as a REIT.

(ii) Prior to granting any exception and/or establishing or increasing the Excepted Holder Limit pursuant to Section 4.2(g)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems necessary or advisable in connection with granting such exception.

(iii) Subject to Section 4.2(a)(i)(3), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(h) Change in Stock Ownership Limit and Excepted Holder Limit.

(i) The Board of Directors may from time to time, in its sole discretion, increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit, until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below the Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of the Stock Ownership Limit, and, provided further, that the new Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(ii) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (a) with the written consent of such Excepted Holder at any time, or (b) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. Notwithstanding the foregoing or anything contained herein to the contrary, the Board of Directors also may reduce the Excepted Holder Limit then applicable to one or more particular Excepted Holders if such reduction is, in the judgment of the Board of Directors, in its sole discretion, necessary or advisable in enabling the Corporation to maintain its qualification as a REIT or is otherwise in the best interest of the Corporation; provided, however, that any such decreased Excepted Holder Limit will not be effective for any Person whose percentage ownership of Capital Stock (or any class or series thereof, as applicable) is in excess of such decreased Excepted Holder Limit until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) equals or falls below such decreased Excepted Holder Limit, but until such time as such Person’s percentage of Capital Stock (or any class or series thereof, as applicable) falls below such decreased Excepted Holder Limit, any further acquisition of Capital Stock (or any class or series thereof, as applicable) by such Person will be in violation of such decreased Excepted Holder Limit. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(i) Legend. Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the restrictions on transfer and ownership set forth in this Article IV, or instead of such legend, the certificate may reference such restrictions and state that the Corporation will furnish a statement about restrictions on transferability and ownership to any shareholder on request and without charge. In the case of any shares of Capital Stock that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Corporation will furnish a statement about restrictions on transferability and ownership set forth in this Article IV to any shareholder on request and without charge, will be contained in the notice or notices sent as required by applicable law.

4.3 Transfer of Capital Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 4.2(a)(i) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 4.2(a)(ii) (which effective date will in no event be earlier than the Initial Date). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 4.3(f).

(b) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the Act, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(d) Sale of Shares by Trustee. Within 20 days after receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 4.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 4.3(d). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owned by the Prohibited Owner to the Trustee pursuant to Section 4.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (a) such shares shall be deemed to have been sold on behalf of the Trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 4.3(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift or other such transaction or Non-Transfer Event, the Market Price at the time of such devise or gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 4.3(c). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 4.3(d). Upon such a sale to the Corporation or its designee, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 4.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

4.4 Transactions. Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IV and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IV.

4.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

4.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Article IV shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

4.7 Severability. If any provision of this Article IV or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V.

Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

ARTICLE VI.

Management of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A.	BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article IV hereof is no longer required for REIT qualification.

B. SPECIAL	MEETINGS CALLED BY BOARD OF DIRECTORS OR SHAREHOLDERS

Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

ARTICLE VII.

Number of Directors; Vacancies

A. NUMBER	OF DIRECTORS AND COMPOSITION OF BOARD

The initial number of directors of the Corporation shall be one (1). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25). At the Initial Date, the Board of Directors shall initially be composed of the directors of SBA Communications Corporation then in office as of the Initial Date.

B. CLASSIFICATION	OF BOARD

The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with the number of directors in each Class being as nearly equal as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors assigned to Class III shall serve for a term ending on the date of the first annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, the directors assigned to Class I shall serve for a term ending on the date of the second annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, and the directors assigned to Class II shall serve for a term ending on the date of the third annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation.

Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

C. VACANCIES

A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

ARTICLE VIII.

Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Act (currently, Section 607.0850(7) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE IX.

Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal any of Articles VI, VII, VIII and IX.

These Amended and Restated Articles of Incorporation shall become effective at 11:58 p.m. Eastern Time on January 13, 2017.

IN WITNESS WHEREOF, for the purposes of amending and restating the Articles of Incorporation of this Corporation under the laws of the State of Florida the undersigned has executed these Amended and Restated Articles of Incorporation this 13th day of January, 2017.

SBA COMMUNICATIONS REIT CORPORATION

/s/ Jeffrey A. Stoops
Jeffrey A. Stoops Chief Executive Officer and President